Exhibit 2.2

AMENDMENT NO. 1 TO
ESCROW AGREEMENT

This Amendment No. 1, dated as of January 5, 2016, (this “Amendment”) to the Escrow Agreement, dated as of March 27, 2015 (the “Escrow Agreement”) by and among Novatel Wireless, Inc., a Delaware corporation (“Parent”), Ethan Ralston as the representative (the “Stockholders’ Representative”) of the holders of the outstanding securities of R.E.R. Enterprises, Inc., an Oregon corporation (the “Company”), and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”) is made and entered into by and among Parent, the Stockholders’ Representative, and the Escrow Agent. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Escrow Agreement, which will remain in full force and effect as amended hereby.

RECITALS

WHEREAS, the parties to the Escrow Agreement wish to amend the Escrow Agreement to change the date certain funds will be distributed thereunder;

WHEREAS, pursuant to Section 11 of the Escrow Agreement, the Escrow Agreement may be amended only by a written document signed by Parent, the Stockholders’ Representative, and the Escrow Agent; and

WHEREAS, Parent, the Stockholders’ Representative, and the Escrow Agent desire to enter into this Amendment No. 1 to the Escrow Agreement to amend the Escrow Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending legally to be bound, agree as follows:

AGREEMENT

1.	Amendment to Section 8 of the Escrow Agreement. The definition of Escrow Fund Release Date shall be three (3) business days after the date of this Amendment as set forth hereinabove.

2.	No Other Amendments. Except as expressly amended by this Amendment, all of the provisions of the Escrow Agreement will remain unchanged and in full force and effect.

3.
Counterparts. This Amendment may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment.

“PARENT”

NOVATEL WIRELESS, INC.

/s/ Michael Newman
By: Michael Newman
Title: Chief Financial Officer

“STOCKHOLDERS’ REPRESENTATIVE”

/s/ Ethan Ralston
Ethan Ralston, in his capacity as Stockholders’ Representative

“ESCROW AGENT”

WILMINGTON TRUST, N.A.

By:	/s/ Jane Snyder
Name:	Jane Snyder
Title:	Vice President

[Signature Page to Amendment No. 1 to Escrow Agreement]